Exhibit 2.2

AMENDMENT NO. 2 TO PURCHASE AND SALE AGREEMENT
THIS AMENDMENT NO. 2 TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made and entered into as of the 31st day of May, 2013, by and among BP WEST COAST PRODUCTS LLC, a limited liability company organized and existing under the laws of the State of Delaware (“BPWCP”), ATLANTIC RICHFIELD COMPANY, a corporation organized and existing under the laws of the State of Delaware (“ARCO”), ARCO MIDCON LLC, a limited liability company organized and existing under the laws of the State of Delaware (“ARCO Midcon”), ARCO TERMINAL SERVICES CORPORATION, a corporation organized and existing under the laws of the State of Delaware (“ARCO Terminal”), ARCO MATERIAL SUPPLY COMPANY, a corporation organized and existing under the laws of the State of Delaware (“ARCO Material Supply”), CH-TWENTY, INC., a corporation organized and existing under the laws of the State of Delaware (“CH-Twenty”), PRODUCTS COGENERATION COMPANY, a corporation organized and existing under the laws of the State of Delaware (“Products Cogeneration Company”), and ENERGY GLOBAL INVESTMENTS (USA) INC., a corporation organized and existing under the laws of the State of Delaware (“Energy Global Investments”) (BPWCP, ARCO, ARCO Midcon, ARCO Terminal, ARCO Material Supply, CH-Twenty, Products Cogeneration Company and Energy Global Investments are each a “Seller” and collectively the “Sellers”) and TESORO REFINING & MARKETING COMPANY LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Buyer”). The Sellers and the Buyer are referred to individually as a “Party” and collectively as the “Parties.”
WHEREAS, the Sellers and the Buyer entered into that certain Purchase and Sale Agreement, dated as of August 8, 2012, as amended by that certain Amendment No. 1 to Purchase and Sale Agreement, dated September 13, 2012 (collectively, the “PSA”); and
WHEREAS, the Sellers and the Buyer wish to further amend the PSA as provided herein.
NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:
1.Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the PSA.
2.Transfer of Ownership of Carson Cogen Company. Prior to the Closing and the asset transfers referred to in Section 3 below, C-H Twenty shall transfer any and all of its right, title and interest in and to Carson Cogen Company, constituting the Carson Cogen Company Shares, to BPWCP. Except as set forth in this Amendment, all of the other provisions of the PSA shall continue to apply to the Carson Cogen Company Shares as if the Carson Cogen Company Shares had been transferred directly from C-H Twenty to the Buyer as originally contemplated by the PSA. Section 14.1.14.1 of the PSA is hereby amended and restated in its entirety as follows:
14.1.14.1    Carson Cogen Company. As of the Closing, BPWCP is the sole owner of the Carson Cogen Company and has good and valid title to, holds of record and owns beneficially all of the shares of the Carson Cogen Company, free and clear of any Encumbrances other than (i) transfer restrictions imposed thereon by applicable securities Laws and (ii) Permitted Encumbrances, which will be released or removed at or prior to Closing. There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity securities, any other commitments or agreements providing for the issuance of additional shares or the repurchase or redemption of shares, and there are no agreements of any kind which may obligate the Carson Cogen Company to issue, purchase, redeem or otherwise acquire any of its shares. There are no voting agreements, proxies or other similar agreements or understandings with respect to the shares of the Carson Cogen Company. All of the shares of the Carson Cogen Company are duly authorized, validly issued and outstanding and fully paid, and were issued free of preemptive rights in compliance with applicable Laws. The Carson Cogen Company owns no material assets and has no Liabilities other than through or in respect of the Watson Cogen Company and other than those assets defined as “Transferred Assets” under that certain Amendment No. 2 to Purchase and Sale Agreement, dated as of May 31st, 2013, by and among the Parties.
3.Transfer of Certain Purchased Assets to Carson Cogen Company. Prior to the Closing Sellers shall transfer to Carson Cogen Company those Purchased Assets identified in Exhibit 1 to this Amendment (the “Transferred Assets”). All of the other provisions of the PSA shall continue to apply to the Transferred Assets as if the Transferred Assets had been transferred directly from the Sellers to the Buyer as originally contemplated by the PSA; provided, however, that notwithstanding anything contained herein or in the PSA to the contrary, Buyer acknowledges and agrees that the transfer of certain of the Transferred Assets to Carson Cogeneration Company is subject to the consent of the City of Long Beach, acting by and through its Board of Harbor Commissioners, which consent has not yet been obtained; and provided further, however, that notwithstanding such lack of consent, all Liabilities with respect to such Transferred Assets shall be treated as Assumed Liabilities at all times under the PSA.

4.Closing on June 1. If and only if the Closing Date is determined pursuant to Section 10.1 of the PSA to be June 1, 2013, then the following shall apply:

a.
The Effective Time shall remain 12:01 a.m. Pacific Daylight Savings Time (i.e., local time in Carson, California) on June 1, 2013, and title to, ownership of, control over and risk of loss of the Purchased Assets shall transfer to Buyer as of the Effective Time.

b.	Sections 10.2.2 and 10.2.3 shall be modified to provide that the Sellers and the Buyer shall duly execute and deliver the instruments identified in those Sections on May 31, 2013.

c.	Section 10.2.1 shall be modified to provide that the Buyer shall pay the Closing Payment to Sellers on or before May 31, 2013.

5.Prepaid Sales Taxes. The following is hereby added to the PSA as a new Section 17.3.1:

17.3.1    Buyer and Sellers acknowledge that pursuant to §6480 through §6480.9 of the California Revenue & Tax Code, Sellers must collect from Buyer a prepayment of sales tax on motor vehicle fuels and jet aircraft fuel if such fuel is sold to Buyer at any point after removal from the terminal rack (e.g., at a retail site). Because Buyer may then claim a credit for the prepaid tax when Buyer files its sales tax returns for the resale of the fuel, Buyer and Sellers agree to exclude the prepayment of such sales taxes from the provisions of Section 17.3.

6.Waiver of Condition Precedent in Section 9.2.8. The Sellers hereby waive the following portion of Section 9.2.8 of the PSA as a condition to the obligation of Sellers to consummate the transactions under Section 9.2; provided, that Buyer shall reasonably cooperate with Sellers after the

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Closing to effectuate and achieve such condition including, without limitation, the execution by Buyer of any amendment to, or amended and restated, Consent Decree:

“… a motion to enter the Consent Decree Modification shall have been provided to the Department of Justice, and the Parties shall use Reasonable Efforts to seek filing and approval of such motion by the Consent Decree Court.”

7.Amendment of Cogen Tax Provisions. Sections 17.1.2 through 17.1.5 are hereby amended and restated in their entirety as follows:

17.1.2    Sellers and Buyer hereby acknowledge that, pursuant to Treasury Regulation § 1.1502‑76(b), the sale of shares of Carson Cogen Company from Sellers to Buyer will cause the tax year of Carson Cogen Company to end as of the Closing Date. Sellers and Buyer acknowledge further that the sale of shares of Carson Cogen Company from Sellers to Buyer is subject to the election under Code §338(h)(10) pursuant to Section 17.1.7 herein. Sellers and Buyer further acknowledge that the sale of the partnership interest in Watson Cogen Company from Products Cogeneration Company to Buyer coupled with the election under Code § 338(h)(10) with respect to the sale of shares of Carson Cogen Company will cause a technical termination of Watson Cogen Company under Code § 708(b)(1)(B) and the Treasury Regulations promulgated thereunder. Sellers and Buyer acknowledge that, pursuant to Treasury Regulation § 1.708‑1(b)(5), a Code § 754 election (including a Code § 754 election made by the terminated partnership on its final return) that is in effect for the taxable year of the terminated partnership in which the sale occurs applies with respect to the incoming partner. Sellers and Buyer agree not to take any position with regard to any Tax matter that is inconsistent with the acknowledgements in this Section 17.1.2.
17.1.3    Sellers shall include within Sellers’ consolidated or unitary US federal and state income tax returns all income, gain, loss, credits and other Tax items with respect to Carson Cogen Company attributable to any taxable period (or portion thereof) ending on or before the Closing Date. Buyer shall include within Buyer’s consolidated or unitary US federal and state income tax returns all income, gain, loss, credits and other Tax items with respect to Carson Cogen Company attributable to any taxable period (or portion thereof) beginning after the Closing Date.
17.1.4    [Stricken]
17.1.5    Sellers and Buyer hereby acknowledge that Products Cogeneration Company currently is the “tax matters partner” of Watson Cogen Company and further acknowledge further that Buyer shall become the “tax matters partner” of Watson Cogen Company as of the Effective Time. Production Cogeneration Company shall be responsible for filing the US federal and state income returns with respect to Watson Cogen Company for the short‑year ending as of the date of termination of Watson Cogen Company as a result of the technical termination under Code § 708(b)(1)(B) consistent with IRS Notice 2001‑5, 2001‑1 CB 327 (January 21, 2001) and shall ensure that a Code § 754 election is in effect for the short‑year return. Buyer shall be responsible for filing the US federal and state income returns with respect to Watson Cogen Company for any taxable period (or portion thereof) beginning on or after the Effective Time.

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8.Removal of C-H Twenty as Seller. C-H Twenty is hereby fully and completely released from any and all of its duties and obligations under the PSA, including without limitation, any and all of the representations, warranties and covenants of Sellers and/or C-H Twenty set forth in the PSA, and shall no longer be considered one of the “Sellers” for all purposes in the PSA.

9.Amendment and Restatement of Section 14.1.3.1.  Section 14.1.3.1 of the Agreement is hereby restated in its entirety to read as follows:

Solely with respect to the representations and warranties set forth in this Section 14.1.3.1, the Parties understand and agree that all of the Assigned Contracts are valid and binding agreements of each applicable Seller, and are in full force and effect, except where the failure to be valid, binding and in full force and effect would not have a Material Adverse Effect or where such Assigned Contracts terminated in the Ordinary Course of Business or otherwise expired in accordance with their terms prior to the Effective Time.  Except as set forth in Schedule 14.1.3.1, each Seller has performed all material obligations required to be performed by it to date under those Assigned Contracts that each entail a remaining contractual obligation or liability in excess of four million dollars ($4,000,000) from and after the Effective Time, and is not in Default under any obligation of any such Assigned Contracts, except where such failure to perform or Default would not have a Material Adverse Effect. To the Sellers’ Knowledge, no other party to any such Assigned Contract that entails a remaining contractual obligation or liability in excess of four million dollars ($4,000,000) from and after the Effective Time is in Default thereunder and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of Default thereunder that, in either case, would have a Material Adverse Effect. As of the Effective Time, each Assigned Contract that is between the Sellers (or any Seller) on the one hand, and an Affiliate of Sellers, on the other hand, which will survive the Closing and be transferred to Buyer hereunder (i) has been entered into in the Ordinary Course of Business and pursuant to an arm’s length negotiation or (ii) may be terminated by Buyer upon ninety (90) days or less notice without payment penalty.
10.Modification to Section 14.1.2.1(f). Reference in Section 14.1.2.1(f) in the PSA to “3.2.3.3(b)” is hereby changed to “2.1.2.2(b).”

11.Adjustment of Purchase Price. The Parties acknowledge and agree that the Purchase Price under the PSA shall be reduced by an amount equal to $312,000 (Three-Hundred and Twelve Thousand Dollars) (the “Condemnation Payment”) as a result of a condemnation award being paid to Sellers in connection with the partial condemnation at site 5999 and that such Condemnation Payment is not reflected on the Estimated Closing Statement. Following, the Parties acknowledge and agree that such Condemnation Payment will be treated as a deduction to the Purchase Price on the Closing Statement and in the calculation of any Closing Payment of Closing Payment Adjustment Amounts.

12.Miscellaneous.

a.	Except as amended hereby the PSA remains in full force and effect and unmodified.

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b.
This Amendment may be executed in counterparts, each of which shall be deemed an original but which together will constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission or e-mail of a scanned copy shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

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Signature page immediately to follow.]

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

SELLERS:

BP WEST COAST PRODUCTS LLC, a
Delaware limited liability company

By:	/s/ MARK E. FRENA
Name:	Mark E. Frena
Title:	Authorized Person

ATLANTIC RICHFIELD COMPANY, a
Delaware corporation

By:	/s/ MARK E. FRENA
Name:	Mark E. Frena
Title:	Authorized Person

ARCO MIDCON LLC, a Delaware limited
liability company

By:	/s/ MARK E. FRENA
Name:	Mark E. Frena
Title:	Authorized Person

ARCO TERMINAL SERVICES
CORPORATION, a Delaware corporation

By:	/s/ MARK E. FRENA
Name:	Mark E. Frena
Title:	Authorized Person

Signature Page to Amendment No. 2
Purchase and Sale Agreement
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ARCO MATERIAL SUPPLY COMPANY, a
Delaware corporation

By:	/s/ MARK E. FRENA
Name:	Mark E. Frena
Title:	Authorized Person

CH-TWENTY, INC., a Delaware corporation

By:	/s/ MARK E. FRENA
Name:	Mark E. Frena
Title:	Authorized Person

PRODUCTS COGENERATION COMPANY, a
Delaware corporation

By:	/s/ MARK E. FRENA
Name:	Mark E. Frena
Title:	Authorized Person

ENERGY GLOBAL INVESTMENTS (USA)
INC., a Delaware corporation

By:	/s/ MARK E. FRENA
Name:	Mark E. Frena
Title:	Authorized Person

Signature Page to Amendment No. 2
Purchase and Sale Agreement
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BUYER:

TESORO REFINING & MARKETING
COMPANY LLC, a Delaware limited liability
company

By:	/s/ DANIEL R. ROMASKO
Name:	Daniel R. Romasko
Title:	Executive Vice President, Operations

Signature Page to Amendment No. 2
Purchase and Sale Agreement
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Exhibit 1 to Amendment No. 2
To Purchase and Sale Agreement

List of Transferred Assets:
Berth 121:

•
Pier E Tanker Terminal Agreement dated October 24, 1980 between the City of Long Beach, acting by and through its Board of Harbor Commissioners, and Atlantic Richfield Company, as the same has been amended.

•
Consulting Agreement No. L16161 for Pipeline Modeling Project related to the Berth 121 Terminal and Pipeline System dated September 25, 2002 by and between BP Pipelines North America, Knowledge Systems Design, Inc., as amended by that certain Amendment #1 dated May 27, 2004 by and between BP Pipelines North America and BP West Coast Products LLC, as further amended by that certain Amendment #2

•
Berth Assignment Agreement No. 86-1 dated December 1, 1986 from the City of Long Beach Harbor Department, as Assignor, and ARCO Terminal Services Corporation as successor to Atlantic Richfield Company, as Assignee.

•	Amended and Restated Memorandum of Understanding dated May 25, 2006 between the City of Long Beach by and through its Board of Harbor Commissioners, and BP West Coast Products LLC.

•	Agreement dated October 12, 1976 between the City of Long Beach and Atlantic Richfield Company, as the same has been amended.

•	Letter Agreement dated April 26, 1988 from ARCO Transportation Company to the Director of Operations, Port of Long Beach re: terms for the Port’s use of Atlantic Richfield’s bollard at Berth 121.

Line 95:

•	Agreement dated July 3, 1979 by and between ARCO Transportation Company and Shell Oil Company, as amended by that certain Amendment to Agreement dated July 3, 1979

•	Agreement for Use of Marine Terminal and Pipeline dated August 30, 1978 by and between Shell Oil Company, ARCO Transportation Company and Champlin Petroleum Company

•	Letter Agreement regarding UPRC's request for ARCO's consent to assignment to Beacon Oil Co. dated November 29, 1988 by and between Union Pacific Resources Company and Atlantic Richfield Company.

•	Consent, Assignment and Release dated October, 1988 by and between Union Pacific Resources Company and Atlantic Richfield Company

•	Licensee Estoppel Certificate dated November 21, 1994 by and between City of Long Beach, Union Oil Company of Southern California and an unnamed BP Party

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•	Obligations Upon Completion of Berth 121 Pier E Joint Facilities which is undated by and between Shell Oil Company and Atlantic Richfield Company

•	Operating Agreement, Terminal 3, Long Beach dated June 1, 1981 by and among Four Corners Pipeline Company; ARCO Transportation Company, and Atlantic Richfield Company

•	Summary of Shell/ARCO Agreement Berth 1212 and Shell Pipeline dated July 3, 1979 by and between Shell Oil Company and Atlantic Richfield Company

Line 88

•	Sellers’ 50% ownership interest in Line 88 identified on Schedule 2.1.2.3(a) to the PSA

•
Airport Pipeline Ownership Agreement and Airport Pipeline Operating Agreement both dated August 8, 1966 by and between Atlantic Richfield Company and Union Oil Company of California, as amended by that certain Amendment to Agreements dated January 17, 1989, as further amended by that certain Amendment to Agreements dated February 22, 1990.

The Contributed Assets include any and all other documents, instruments and other agreements ancillary thereto, including without limitation, any and all amendments to any of the aforementioned assets.

To the extent related to the foregoing Contributed Assets or located in or on any real property related to the foregoing Contributed Assets the following items of personal property shall also constitute Contributed Assets: all machinery and equipment, mobile or otherwise, systems and other tangible personal property owned and used by Transferor primarily in connection with the ownership or operation of the Contributed Assets, including (a) all production units, processing units and distillation systems, (b) all heating, lighting, and power systems, fire prevention and fire extinguishing systems, control systems, emergency warning and emergency preparedness systems and related assets, (c) all storage and other tanks, meters, pumps, engines, compressors, pipes, fittings, valves, connections, regulators, loading and unloading lines and racks, (d) related information technology equipment, (e) all tools, (f) all furniture and furnishings, (g) all vehicles and (h) all other tangible personal property, in each case presently owned by Transferor, but specifically excluding those items listed on Exhibit 1-A.

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EXHIBIT 1-A

Certain Excluded Assets

Air Cylinders:

Owner	Equipment Description	Equipment ID
Praxair Sevices Inc	Air Tanks	0080274938-00062105

Rentals:

Owner	Equipment Description	Equipment ID
HERTZ Rental	BOOM/120'/TELESCOPIC/ DSL	481928032
HERTZ Rental	FORKLIFT/constr/strmast/ 8000#/2wd/DSL	408087014
HERTZ Rental	FORKLIFT/whs strmast/8000	406086023
HERTZ Rental	PLATFORMLIFT/19'/EL/ see also 452-0790	452196267
HERTZ Rental	COMPRESSOR/185CFM/DSL/PORTABLE	6182262

Totes:

Owner	Equipment Description	Equipment ID
NALCO	Chemical Tank	n/a
NALCO	Chemical Tank	n/a

Porta Potties and Sinks:

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Owner	Equipment Description	PO# Number
United Site Service of CA	Portable Toilet W/Sink	L162493
United Site Service of CA	Portable Toilet W/Sink	L162493

Certain Line 88 Assets:
Any pump stations or meters used or operated in connection with Line 88.

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